Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2007, accompanying the consolidated financial statements of Western Sizzlin Corporation and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment”, on January 1, 2006) included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is included in this Registration Statement.  We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Greensboro, North Carolina
January 31, 2008